UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                        ________________

                          SCHEDULE 13G
                        ________________

     INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
            UNDER THE SECURITIES EXCHANGE ACT OF 1934

                       (AMENDMENT NO. 1)*

                    Offshore Pipelines, Inc.
                        (NAME OF ISSUER)

              Class A Common Stock, $.01 par value
                 (TITLE OF CLASS OF SECURITIES)

                           676279 10 3
                         (CUSIP NUMBER)


Check the following box if a fee is being paid with this statement.    [ ]

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).



__________________

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       PAGE 1 OF 6 PAGES

                               13G
CUSIP No.  676279 10 3
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          John A. Levin & Co., Inc.
          13-3134273
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                0
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON **
          IA, BD
_____________________________________________________________________________
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                        PAGE 2 OF 6 PAGES

                               13G
CUSIP No.   676279 10 3
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          John A. Levin
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                0
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON **
          IN
_____________________________________________________________________________
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                        PAGE 3 OF 6 PAGES

          This Amendment No. 1 to Schedule 13G restates the entire text of the Schedule 13G pursuant to Rule 101(a)(2)(ii) of Regulation S-T.

ITEM 1(a) NAME OF ISSUER:

          Offshore Pipelines, Inc. (the "Company")

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          5718 Westheimer, Houston, Texas 77057

ITEM 2(a) NAME OF PERSON FILING:

          John A. Levin & Co., Inc. ("Levin & Co.")
          John A. Levin

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          One Rockefeller Plaza, New York, New York  10020

ITEM 2(c) CITIZENSHIP:

          Levin is a corporation organized under the laws of the State of Delaware. John A. Levin is a citizen of the United States.

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

          Common stock, $.01 par value (the "Common Stock").

ITEM 2(e) CUSIP NUMBER:

          676279 10 3

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B),
          OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

          (a) ( X )Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act")
          (b)  (   )Bank as defined in Section 3(a)(6) of the Act
          (c)  (   )Insurance Company as defined in Section 3(a)(19) of
                    the Act
          (d)  (   )Investment Company registered under Section 8 of the
                    Investment Company Act of 1940
          (e) ( X )Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
          (f)  (   )Employee Benefit Plan, Pension Fund which is subject
                    to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Sec. 240.13d-1(b)(1)(ii)(F)
          (g)  (   )Parent Holding Company, in accordance with Sec. 240.13d-
                    1(b)(ii)(G) (Note: See item 7)
          (h)  (   )Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(H)

                        PAGE 4 OF 6 PAGES

ITEM 4.   OWNERSHIP.

          (a)  Amount Beneficially Owned:
               0
          (b)  Percentage of Class:
               Not applicable.
          (c)  Number of shares as to which such person has:
               Not applicable.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Effective January 31, 1995, the Company merged with and into
          J. Ray McDermott, S.A. and, as a result of such transaction, Levin & Co. and John A. Levin ceased to own beneficially any shares of Common Stock. As of December 31, 1995, the Company did not hold any shares of J. Ray McDermott, S.A.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable.







                        PAGE 5 OF 6 PAGES

ITEM 10.     CERTIFICATION.  (if filing pursuant to Rule 13d-1(b))

             By signing below, Levin & Co. and John A. Levin certify that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                            SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 4, 1996

                         JOHN A. LEVIN & CO., INC.

                         /s/ John A. Levin
                         ---------------------------
                         John A. Levin
                         President

                         /s/ John A. Levin
                         ---------------------------
                         John A. Levin




















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